Exhibit 99.1

LightPath in Development of Low Cost Molded

Infrared Optics

SBIR Development - LightPath Technologies, with Guidance from Lockheed

Martin, will Develop Molding Technologies for Low-Cost Infrared Optical Components

(April 24, 2006) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies was recently awarded a Small Business Innovative Research (SBIR) grant from the Naval Air Warfare Center and directed by the Air Force Research Labs (AFRL). Lockheed Martin (NYSE: LMT) will provide technical support and guidance for this development. As part of its commitment to developing small business suppliers for its government contracts, Lockheed Martin has been working with LightPath, a small business optics manufacturer and high-potential developer of molded infrared lenses, for several months.

These molding processes in infrared glass materials will provide lower costs for both government and commercial applications. LightPath is a major US manufacturer of high performance molded glass and has over twenty years of experience molding visible and near infrared aspherical optics. This grant will provide initial funding that will expand LightPath’s existing technology and extend it into the mid and long-wavelength infrared spectrum.

“We are proud to be engaged in this development for the Air Force Research Labs. Lower cost infrared optics will enable new markets and applications in thermal imaging. The US government and commercial industries are making significant investments in reducing infrared detector costs. This program is the first step in reducing the cost of optical components which are a large factor in the overall system design.” said Ken Brizel, CEO and President of LightPath, “This program expands upon the Black DiamondTM announcements made by LightPath over the last year, it enables larger infrared aspheric lenses and a broader market penetration.”

Lockheed Martin Corporation (NYSE: LMT) headquartered in Bethesda, Md., employs about 135,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

LightPath Technologies Inc. (NASDAQ: LPTH) manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:	Edward Patton, Vice President Marketing
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.